EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Open Energy Corp. (the “Company”) and Jeff Stein (“Employee”) (individually, a “party” and together, the “parties”).  This Agreement shall be effective once signed by all parties.

1.                                       Position.  Employee will begin employment with the Company on November 1, 2006, as Financial Reporting Manager, reporting to Cheryl Bostater.  Employee’s responsibilities shall include participation in preparation of SEC reports and other responsibilities as assigned from time to time.  Employee’s precise responsibilities and job description are subject to change at anytime in the sole and absolute discretion of Company.  Employee shall devote substantially full time and attention to the business of the Company and shall perform all duties as may be required of Employee.

2.                                       At Will Employment.  Employee will be employed on an at-will basis.  In other words, Employee may resign at anytime, with or without cause, and with or without notice.  Conversely, the Company may terminate Employee’s employment any time, with or without cause, and with or without notice.  The Company also retains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time.  This is the entire understanding with regard to the terms in this Paragraph 2.  The at-will nature of the employment relationship may only be modified in a writing signed by Employee and the Company’s President.

3.                                       Background Check.  The Company may periodically require Employee to undergo a background check.  Employee understands that failure to consent to the background check, upon receipt of all appropriate notice and consent forms, and/or failure to successfully pass a background check, will result in termination of employment.

4.                                       Compensation.  Employee’s compensation shall consist of an annual salary, discretionary bonuses, benefits, and participation in the Company’s Equity Compensation Plan when and if it is adopted by the board of directors and the shareholders.

4.1                                 Annual Salary.  The Company shall pay to Employee a base salary of $115,000 per year.  As with all compensation, the salary will be subject to standard employment and income tax withholding taxes.

4.2                                 Bonuses.  The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors.  The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance and Employee’s performance.

4.3                                 Stock Option Grant.  Promptly following the adoption and effectiveness of an equity incentive plan by the Company, management will recommend to the Board of Directors (or an authorized committee) that Employee be granted an incentive stock option to purchase shares of common stock under the terms of such plan.  The recommended option will have an exercise price equal to the fair market value of our common stock on the date the grant is issued.  Management will recommend the following other terms for the option: exercisable for ten (10) years after grant, subject to earlier termination upon termination of

Employee’s continuous service; and vesting, vesting over three years.   If approved, the recommended option will be issued subject to all of the terms of the equity incentive plan under which it is issued.  The adoption of the equity incentive plan will be in the sole discretion of the Board of Directors or an authorized committee, and the plan may also be subject to stockholder approval. If such plan is approved and becomes effective, the terms of any grant made to Employee will be in the sole discretion of the Board of Directors or an authorized committee, and notwithstanding management’s recommendation, may vary from the terms set forth above.

4.4                                 Benefits.  Employee shall be eligible to participate in the standard fringe benefits package generally made available to other regular full-time employees, as such benefits may be determined, changed, or rescinded from time to time by the Company.

5.                                       Expenses.  The Company shall reimburse Employee for any and all expenses reasonably incurred by the Employee incurred in the course and scope of Employee’s duties and which are substantiated in accordance with Company’s reasonable policies and procedures.

6.                                       Nondisclosure of Confidential Information.  The protection of confidential information is essential to the Company.  To protect such information, Employee shall not, during the term of this Agreement or at any time thereafter, impart to anyone or use any confidential information or trade secrets Employee may acquire in the performance of Employee’s duties, except as required by law.

7.                                       No Solicitation.  Employee agrees that during Employee’s employment and for a one year period after the termination of said employment, Employee will not solicit for hire any current employees of the Company.

8.                                       Nondisclosure of Confidential Information.  Employee will hold in complete confidence and not disclose, produce, publish, permit access to, or reveal any information and material which is proprietary to Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained by Employee, which relates to Company’s business activities (“Confidential Information”).  Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Employee or any of its agents or employees.

8.1                                 Employee will not copy, photograph, photocopy, alter, modify, disassemble, reverse engineer, decompile, or in any manner reproduce any materials containing or constituting Confidential Information without the express prior written consent of Company, and will return all Confidential Information, together with any copies thereof, promptly after the purposes for which they were furnished have been accomplished, or upon the request of Company.  Additionally, upon request of Company, Employee will return or destroy materials prepared by Employee that contain Confidential Information.

8.2                                 Employee shall take all reasonable measures necessary to protect the confidentiality of the Confidential Information and to avoid disclosure or use of the Confidential Information, except as permitted herein, including the highest degree of care that Employee utilizes to protect Employee’s own confidential information.  Employee shall promptly notify Company in writing of any misuse or misappropriation of Confidential Information which may come to Employee’s attention.

8.3                                 Disclosure of Confidential Information is not precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided that Employee will first give notice to Company and make a reasonable effort to obtain a protective order requiring that the Confidential Information be disclosed only for limited purposes for which the order was issued.

8.4                                 Employee shall use the Confidential Information only for the limited purpose for which it was disclosed.  Employee shall not disclose the Confidential Information to any third party (including subcontractors) without first obtaining Company’s written consent and shall disclose the Confidential Information only to its own employees having a need to know.  Employee shall promptly notify Company of any items of Confidential Information prematurely disclosed.

8.5                                 Employee agrees that Company’s Confidential Information has been developed or obtained by the investment of significant time, effort and expense and provides Company with a significant competitive advantage in its business.  If Employee fails to comply with any obligations hereunder, Employee agrees that Company will suffer immediate, irreparable harm for which monetary damages will provide inadequate compensation.  Accordingly, Employee agrees that Company will be entitled, in addition to any other remedies available to it, at law or in equity, to immediate injunctive relief to specifically enforce the terms of this Agreement.

8.6                                 The obligations set forth in this Paragraph 8 and its subparagraphs shall survive expiration or termination of this Agreement.

9.                                       Assignment of Inventions.  Employee agrees that during the Term that all inventions that are developed using equipment, supplies, facilities or trade secrets of the Company, or result from work performed by Employee for the Company (collectively “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

10.                                 Assignment of Intellectual Property Rights.  In addition to the foregoing assignment of Assigned Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Invention, and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Assigned Invention.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Assigned Invention, even after expiration or termination of this Agreement.  For the purposes of this Agreement, “Moral Rights” mean any rights to claim authorship of an Assigned Invention to object to or prevent the modification of any Assigned Invention, or to withdraw from circulation or control the publication or distribution of any Assigned Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

11.                                 Work for Hire.  Employee acknowledges and agrees that any copyrightable works prepared by Employee during the Term are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

12.                                 Return of Materials.  On termination of the Employee’s employment for any reason whatsoever, the Employee agrees to deliver promptly to the Company all files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists of any nature whatsoever pertaining to the business of the Corporation and its affiliates and subsidiaries in the possession of the Employee or directly or indirectly under the control of the Employee and not to make for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation and its affiliates and subsidiaries.

13.                                 Human Resources Policy and Procedures.  Employee agrees to review and abide by personnel policies as well as any Employee Handbook issued by Company.  Employee understands that Company has the right to modify or rescind any policies and procedures for any reason and without notice, except the policy regarding at-will employment.

14.                                 General Provisions.

14.1                           Governing Law and Forum.  This Agreement shall be governed in accordance with the laws of the State of California.  Any disputes arising out of Employee’s employment or this Agreement shall be brought in San Diego County, California.

14.2                           Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in anyway.

14.3                           Entire Agreement.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Employee, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which is not embodied in this Agreement.  Any modification of this Agreement will be effective only if in writing signed by Employee and Company’s President.

Dated:	11/1	, 2006	OPEN ENERGY CORP.

			By:	/s/ Cheryl Bostater
Its: Cheryl Bostater, CFO

Dated:	11/1	, 2006	/s/ Jeff Stein
Jeff Stein